PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-33362

1,000,000,000 Depositary Receipts
Semiconductor HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Semiconductor HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Advanced Micro Devices, Inc.	AMD	4	NYSE
Altera Corporation	ALTR	6	NASDAQ
Amkor Technology, Inc.	AMKR	2	NASDAQ
Analog Devices, Inc.	ADI	6	NYSE
Applied Materials, Inc.	AMAT	26	NASDAQ
Atmel Corporation	ATML	8	NASDAQ
Broadcom Corporation	BRCM	3	NASDAQ
Intel Corporation	INTC	30	NASDAQ
KLA-Tencor Corporation	KLAC	3	NASDAQ
Linear Technology Corporation	LLTC	5	NASDAQ
LSI Corporation	LSI	5	NYSE
Micron Technology, Inc.	MU	9	NYSE
Novellus Systems, Inc.	NVLS	2	NASDAQ
SanDisk Corporation	SNDK	2	NASDAQ
Teradyne, Inc.	TER	3	NYSE
Texas Instruments, Inc.	TXN	22	NYSE
Xilinx, Inc.	XLNX	5	NASDAQ

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 30, 2011.

1 On September 26, 2011, the acquisition of National Semiconductor Corporation by Texas Instruments Incorporated became effective.  As a result, National Semiconductor Corporation will no longer be an underlying constituent of the Semiconductor HOLDRS Trust.  Texas Instruments Incorporated will not be added as an underlying constituent of the Semiconductor HOLDRS Trust.  In connection with the acquisition, National Semiconductor Corporation shareholders will receive $25.00 in cash for each share of National Semiconductor Corporation.  The Bank of New York Mellon will receive $150.00 for the 6 shares of National Semiconductor Corporation per 100 share round-lot of Semiconductor HOLDRS.  The Bank of New York Mellon will distribute cash at a rate of $1.50 per depositary share of Semiconductor HOLDRS.  Additionally, upon completion of the allocation, $150.00 will be required for creations/cancellations per 100 share round-lot of Semiconductor HOLDRS through October 6, 2011 inclusive.